EXHIBIT 5.1

MUNGER TOLLES & OLSON LLP

355 S. Grand Avenue, Suite 3500

Los Angeles, California 90071

January 6, 2010

Berkshire Hathaway Finance Corporation

3555 Farnam Street

Omaha, Nebraska 68131

Berkshire Hathaway Inc.

3555 Farnam Street

Omaha, Nebraska 68131

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

This opinion letter is being delivered by us as special counsel to Berkshire Hathaway Finance Corporation, a Delaware corporation (“BHFC”), and Berkshire Hathaway Inc., a Delaware corporation (“Berkshire”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Act”), of a Registration statement (filed January 6, 2010) on Form S-3 (the “Registration Statement”). The Registration Statement relates to $750,000,000 in aggregate principal amount of BHFC’s Senior Notes due 2040 (the “Fixed Rate Notes”), unconditionally guaranteed by Berkshire (the “Fixed Rate Notes Berkshire Guarantee”), and (ii) $250,000,000 in aggregate principal amount of BHFC’s Floating Rate Senior Notes due 2012 (the “Floating Rate Notes,” and together with the Fixed Rate Notes, the “Notes”), unconditionally guaranteed by Berkshire (the “Floating Rate Notes Berkshire Guarantee,” and together with the Fixed Rate Notes Berkshire Guarantee, the “Berkshire Guarantees”). BHFC and Berkshire have advised us that the final terms of the Notes will be set forth in supplements to the prospectus contained in the Registration Statement or in a final prospectus to be used in connection with confirmation of sales of the Notes and the Berkshire Guarantees (such supplemented or final prospectus being the “Prospectus”).

The Notes are to be issued and the Guarantees are to be given pursuant to an Indenture dated as of December 22, 2003 (the “Indenture”), between BHFC, Berkshire and The Bank of New York Mellon Trust Company, N.A. (as successor to J.P. Morgan Trust Company, National Association), as trustee (the “Trustee”).

We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for purposes of this opinion.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto and the due authorization, execution and delivery of all documents by the parties thereto. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of BHFC, Berkshire and others.

In connection with this opinion, we have assumed that the Notes will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the Prospectus.

Our opinion expressed below is subject to the qualification that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors’ rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), (iii) public policy considerations which may limit the rights of parties to obtain certain remedies, and (iv) the usury law of the State of California.

Based upon and subject to the assumptions, qualifications, exclusions and other limitations contained in this letter, we are of the opinion that, when the Notes and the related Berkshire Guarantees have been duly executed and authenticated in accordance with the provisions of the Indenture and duly delivered to the purchasers thereof against payment of the consideration therefor, the Notes will be legally issued and will constitute valid and binding obligations of BHFC, enforceable against BHFC, and the Berkshire Guarantees will constitute valid and binding obligations of Berkshire, enforceable against Berkshire.

In connection with the opinions expressed above, we have assumed that, at or prior to the time of sale of any of the Notes, (a) the Registration Statement shall have become effective under the Act and such effectiveness shall not have been terminated or rescinded; (b) the Indenture shall have been qualified under the Trust Indenture Act of 1939, as amended; (c) the Indenture shall have been duly authorized, executed and delivered by the Trustee and constitutes the legal, valid and binding obligation of the Trustee, enforceable against the Trustee in accordance with its terms; (d) the Berkshire Guarantees shall have been duly authorized, executed and delivered by Berkshire in accordance with the Indenture and applicable law, (e) since the date hereof there will not have occurred any change in law affecting the validity or enforceability of the Notes or the Berkshire Guarantees; and (f) the resolutions of the Board of Directors of BHFC establishing the terms of such Notes and authorizing the issuance and sale of such Notes shall not have been modified or rescinded. We have also assumed that neither the issuance and delivery of the Notes and the Berkshire Guarantees nor the compliance by BHFC or Berkshire with the terms of the Notes or the Berkshire Guarantees, as applicable, will violate any applicable law or will result in a violation of any provision of any instrument or agreement then binding upon BHFC or Berkshire, as the case may be, or any restriction imposed by any court or governmental body having jurisdiction over BHFC or Berkshire, as the case may be.

We are members of the Bar only of the State of California. This opinion is limited to the laws of the State of California. We express no opinion as to the laws of any other jurisdiction and no opinion regarding the statutes, administrative decisions, rules, regulations or requirements of any county, municipality, subdivision or local authority of any jurisdiction. We note that the law of the State of New York is stated to be the governing law in each of the Indenture, the Notes and the Berkshire Guarantees. We have assumed with your permission, and without verification, that the law of the State of California governs the Indenture, the Notes and the Berkshire Guarantees with respect to the legal, valid, and binding nature thereof. Furthermore, we express no opinion as to whether a court applying California choice-of-law rules would apply the law of the State of New York to the Indenture, the Notes and the Berkshire Guarantees.

We call your attention to California Civil Code Sections 2787 through 2855 and related California case law, which limit in certain circumstances the enforceability of guarantees under the law of the State of California. For the purpose of rendering the opinions set forth herein, we have assumed with your permission that California Civil Code Sections 2787 through 2855 and any case law related thereto have no applicability to these documents.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the prospectus forming a part of the Registration Statement under the caption “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ Munger, Tolles & Olson LLP